News Release

INVESTOR AND MEDIA CONTACT:

George R. Kirkland

Senior Vice President and Treasurer

Phone: (229) 873-3830

investorinfo@sgfc.com

For Immediate Release

Southwest Georgia Financial Corporation Reports Results for First Quarter of 2011

•      4.7% loan growth driven by expansion in Valdosta market

•      6.6% average total deposit growth

MOULTRIE, GEORGIA, April 27, 2011 -- Southwest Georgia Financial Corporation (NYSE Amex: SGB), a full-service community bank holding company, today reported net income of $375 thousand, or $0.15 per diluted share, for the first quarter of 2011, down $32 thousand from net income of $407 thousand, or $0.16 earnings per diluted share, for the first quarter of 2010. The decrease in net income in the first quarter of 2011 was primarily due to increased salary and employee benefit expenses related to staffing the new full-service banking center and mortgage origination office in Valdosta, Georgia.

DeWitt Drew, President and CEO commented, “We continue to make progress in establishing our presence in Valdosta where our team has increased to 14 full-time employees with significant banking experience in that market. The results of this investment are already being seen in higher levels of low cost funding and increased loan levels on our balance sheet. This market has grown at twice the rate of our legacy markets over the last decade, and it is a central part of our growth and diversification strategy.”

Return on average equity for the first quarter of 2011 was 5.57% compared with 6.26% for the first quarter of 2010. Return on average assets for the quarter was 0.48% compared with 0.55% for the same period in 2010.

Balance Sheet Trends and Asset Quality

At March 31, 2011, total assets were $314.2 million, an increase of $16.0 million when compared with $298.2 million in the same quarter last year and up $17.8 million from $296.4 million at December 31, 2010. Investment securities increased $18.0 million to $102.9 million compared with the first quarter of 2010. The year-over-year increase was also due to solid loan growth driven by expansion into the Valdosta market. Total loans increased $7.6 million to $168.3 million when compared with the same quarter last year.

Mr. Drew noted, “Georgia’s economy continues to be problematic in all areas other than agriculture. We continue to see high levels of loan defaults resulting in more problem assets and poor financial performance for many financial institutions across the state. Our industry is also burdened by increased overhead caused by the current regulatory environment, and also by lower margins due to the prolonged low interest rate environment.”

Total deposits were $256.9 million at the end of the first quarter of 2011, up $17.4 million from the fourth quarter of 2010, and up $15.0 million compared with the first quarter of 2010. The increase over both periods was due to high volumes of public funds deposits as well as increases in NOW and other transaction accounts attributable to the thriving local farm economy. The majority of this growth occurred in Worth and Colquitt counties.

Shareholders’ equity was $26.9 million as of March 31, 2011, compared with $26.2 million at March 31, 2010. The Corporation maintains a strong capital position with a total risk-based capital ratio of 17.01% at March 31, 2011, well in excess of the minimum regulatory guidelines for a well-capitalized financial institution. The Corporation has approximately 2.5 million shares of common stock outstanding.

Revenue

Net interest income before provision for loan losses improved to $2.6 million for the first quarter of 2011 compared with $2.5 million for the same period in 2010. The provision for loan losses was $150 thousand for both the first quarters of 2011 and 2010. Total interest income decreased $121 thousand to $3.2 million when compared with the first quarter of 2010, reflecting lower interest income from investment securities of $138 thousand. The Corporation’s net interest margin was 3.81% for the first quarter of 2011, down 12 basis points from the same period last year. The decline in net interest margin was mainly due to selling higher-yielding mortgage-backed securities and corporate notes last year and reinvesting the proceeds into shorter duration lower-yielding investments. Total interest expense was $597 thousand for the first quarter of 2011, down $190 thousand from the same period a year ago, primarily because of the low interest rate environment.

Noninterest income was $1.2 million for the first quarter of 2011, up $64 thousand from the same period in 2010. The quarterly increase was primarily the result of a $32 thousand gain on the sale of securities compared with a $93 thousand loss on the sale of securities in the first quarter last year. Revenue from insurance and retail brokerage services increased $34 thousand and $9 thousand, respectively, compared with the first quarter of 2010. Partially offsetting these increases, the Corporation saw a decrease of $18 thousand in service charges on deposit accounts and a provision for market value changes in foreclosed property of $75 thousand. Income from mortgage banking services declined $25 thousand to $303 thousand compared with last year’s first quarter.

Total noninterest expense increased $225 thousand to $3.2 million for the first quarter of 2011 compared with the first quarter of 2010. The largest component of noninterest expense, salaries and employee benefits, increased $226 thousand to $1.9 million for the first quarter. The increase was due to staff increases in the new Valdosta banking center and mortgage origination office.

Dividends and Share Repurchases

In February 2011, the Corporation paid a cash dividend of $0.10 per common share. The Corporation’s objective is to maintain sufficient equity required to support efforts to capture greater market share and expand outside of its historic footprint. Southwest Georgia Financial Corporation or its predecessor, Southwest Georgia Bank, has paid cash dividends for 83 consecutive years.

About Southwest Georgia Financial Corporation

Southwest Georgia Financial Corporation is a state-chartered bank holding company with approximately
$314 million in assets headquartered in Moultrie, Georgia. Its primary subsidiary, Southwest Georgia Bank, offers comprehensive financial services to consumer, business, and governmental customers. The current banking facilities include the main office located in Colquitt County, and branch offices located in Baker County, Thomas County, Worth County, and Lowndes County. In addition to conventional banking services, the bank provides investment planning and management, trust management, mortgage banking, and commercial and individual insurance products. Insurance products and advice are provided by Southwest Georgia Insurance Services which is located in Colquitt County. Mortgage banking for primarily commercial properties is provided by Empire Financial Services, Inc., a mortgage banking services firm.

More information on Southwest Georgia Financial Corp. and Southwest Georgia Bank can be found at its website: www.sgfc.com.

SAFE HARBOR STATEMENT

This news release contains certain brief forward-looking statements concerning the Company's outlook. The Company cautions that any forward-looking statements are summary in nature, involve risks and uncertainties and are subject to change based on various important factors, many of which may be beyond the Company's control. Accordingly, the Company's future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements. The following factors, among others, could affect the Company's actual results and could cause actual results in the future to differ materially from those expressed or implied in any forward-looking statements included in this release: the ability of the bank to manage the interest rate environment, the success of reducing operating costs, overall economic conditions, customer preferences, the impact of competition, the ability to execute the strategy for growth. Additional information regarding these risks and other factors that could cause the Company's actual results to differ materially from our expectations is contained in the Company’s filings with the Securities and Exchange Commission. Except as otherwise required by federal securities laws, Southwest Georgia Financial undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Financial tables follow.

SOUTHWEST GEORGIA FINANCIAL CORPORATION

CONSOLIDATED STATEMENT OF CONDITION

(Dollars in thousands except per share data)

	(Unaudited)	(Audited)	(Unaudited)
	March 31,	December 31,	March 31,
	2011	2010	2010
ASSETS
Cash and due from banks	$6,407	$5,112	$7,376
Interest-bearing deposits in banks	15,569	10,959	24,414
Investment securities available for sale	59,143	54,946	57,469
Investment securities held to maturity	43,737	46,255	27,404
Federal Home Loan Bank stock, at cost	1,650	1,650	1,650
Loans, less unearned income and discount	168,298	157,733	160,694
Allowance for loan losses	(2,871)	(2,755)	(2,636)
Net loans	165,427	154,978	158,058
Premises and equipment	9,204	9,221	8,108
Foreclosed assets, net	3,185	3,288	3,817
Intangible assets	589	641	797
Other assets	9,242	9,354	9,078
Total assets	$314,153	$296,404	$298,171
LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits:
NOW accounts	$40,828	$29,239	$22,018
Money market	46,712	50,468	56,461
Savings	23,881	22,635	23,329
Certificates of deposit $100,000 and over	32,121	32,472	31,725
Other time accounts	63,372	65,859	70,465
Total interest-bearing deposits	206,914	200,673	203,998
Noninterest-bearing deposits	50,022	38,858	37,952
Total deposits	256,936	239,531	241,950

Other borrowings	2,000	2,000	5,000
Long-term debt	24,000	24,000	21,000
Accounts payable and accrued liabilities	4,308	4,098	4,016
Total liabilities	287,244	269,629	271,966
Shareholders' equity:
Common stock - par value $1; 5,000,000 shares authorized; 4,293,835 shares issued (*)	4,294	4,294	4,294
Additional paid-in capital	31,701	31,701	31,701
Retained earnings	18,046	17,926	16,477
Accumulated other comprehensive income	(1,018)	(1,032)	(153)
Total	53,023	52,889	52,319
Treasury stock - at cost (**)	(26,114)	(26,114)	(26,114)
Total shareholders' equity	26,909	26,775	26,205
Total liabilities and shareholders' equity	$314,153	$296,404	$298,171

* Common stock - shares outstanding	2,547,837	2,547,837	2,547,837
** Treasury stock - shares	1,745,998	1,745,998	1,745,998

SOUTHWEST GEORGIA FINANCIAL CORPORATION

CONSOLIDATED INCOME STATEMENT (unaudited*)

(Dollars in thousands except per share data)

	For the Three Months
	Ended March 31,
Interest income:	2011*	2010*
Interest and fees on loans	$2,415	$2,401
Interest and dividend on securities available for sale	467	661
Interest on securities held to maturity	266	210
Dividends on Federal Home Loan Bank stock	4	1
Interest on deposits in banks	13	12
Total interest income	3,165	3,285

Interest expense:
Interest on deposits	391	581
Interest on other borrowings	8	35
Interest on long-term debt	198	171
Total interest expense	597	787
Net interest income	2,568	2,498
Provision for loan losses	150	150
Net interest income after provision for losses on loans	2,418	2,348

Noninterest income:
Service charges on deposit accounts	367	385
Income from trust services	55	55
Income from retail brokerage services	70	61
Income from insurance services	353	319
Income from mortgage banking services	303	328
Provision for foreclosed property losses	(75)	0
Net gain on the sale or disposition of assets	18	3
Net gain (loss) on the sale of securities	32	(93)
Other income	92	93
Total noninterest income	1,215	1,151

Noninterest expense:
Salary and employee benefits	1,906	1,680
Occupancy expense	229	204
Equipment expense	180	175
Data processing expense	176	177
Amortization of intangible assets	52	52
Other operating expense	621	650
Total noninterest expense	3,164	2,938

Income before income tax expense	469	561
Provision for income taxes	94	154
Net income	$375	$407

Net income per share, basic	$0.15	$0.16
Net income per share, diluted	$0.15	$0.16
Dividends paid per share	$0.10	$0.10
Basic weighted average shares outstanding	2,547,837	2,547,837
Diluted weighted average shares outstanding	2,547,949	2,548,353

SOUTHWEST GEORGIA FINANCIAL CORPORATION

Financial Highlights

(Dollars in thousands except per share data)

At March 31	2011	2010

Assets	$314,153	$298,171
Loans, less unearned income & discount	$168,298	$160,694
Deposits	$256,936	$241,950
Shareholders' equity	$26,909	$26,205

	Three Months Ended March 31,
Performance Data & Ratios	2011	2010

Net income	$375	$407
Earnings per share, basic	$0.15	$0.16
Earnings per share, diluted	$0.15	$0.16
Dividends paid per share	$0.10	$0.10
Return on assets	0.48%	0.55%
Return on equity	5.57%	6.26%
Net interest margin (tax equivalent)	3.81%	3.93%
Dividend payout ratio	67.99%	62.62%
Efficiency ratio	81.36%	78.44%

Asset Quality Data & Ratios

Total nonperforming loans	$875	$2,103
Total nonperforming assets	$4,196	$6,066
Net loan charge offs	$34	$47
Reserve for loan losses to total loans	1.71%	1.64%
Nonperforming loans/total loans	0.52%	1.31%
Nonperforming assets/total assets	1.34%	2.03%
Net charge offs / average loans	0.09%	0.12%

Capital Ratios

Average common equity to average total assets	8.57%	8.74%
Tier 1 capital ratio	15.76%	15.10%
Tier 1 leverage ratio	8.71%	8.60%
Total risk based capital ratio	17.01%	16.34%
Book value per share	$10.56	$10.29
Tangible book value per share	$10.33	$9.97

Quarterly	1st Qtr	4th Qtr	3rd Qtr	2nd Qtr	1st Qtr
Averages	2011	2010	2010	2010	2010
Assets	$314,028	$301,355	$305,419	$298,618	$297,496
Loans, less unearned income & discount	$161,061	$159,635	$160,584	$160,761	$160,451
Deposits	$257,083	$244,120	$243,395	$242,010	$241,100
Equity	$26,909	$27,532	$27,412	$26,727	$26,012
Return on assets	0.48%	0.40%	0.31%	1.21%	0.55%
Return on equity	5.57%	4.42%	3.49%	13.56%	6.26%
Net income	$375	$304	$239	$906	$407
Net income per share, basic	$0.15	$0.12	$0.09	$0.36	$0.16
Net income per share, diluted	$0.15	$0.12	$0.09	$0.36	$0.16
Dividends paid per share	$0.10	$—	$—	$—	$0.10